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                                                                                                                Exhibit 12.1


                                              BERGEN BRUNSWIG CORPORATION
                                    CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994,
                                    AND THE YEARS ENDED AUGUST 31, 1993, 1992 AND 1991
                                             (In thousands, except ratios)




                                                                                     Year Ended
                                                             ----------------------------------------------------------------
                                                                  September 30,                         August 31,
                                                             ----------------------      ------------------------------------
                                                                 1995         1994           1993         1992         1991
                                                             ----------------------      ------------------------------------

Fixed Charges:
  Interest and amortization of debt issuance costs.........  $  32,800    $  25,039      $  27,085    $  15,476    $  14,528
  Portion of rental expense representing interest..........      5,661        5,299          5,495        4,935        5,281
                                                             ---------    ---------      ---------    ---------    ----------
      Total fixed charges..................................     38,461       30,338         32,580       20,411       19,809

Earnings:
  Earnings from continuing operations before
    taxes on income........................................    109,490       98,112         48,260       83,470       89,626
                                                             ---------    ---------      ---------    ---------    ----------
      Total earnings....................................     $ 147,951    $ 128,450      $  80,840    $ 103,881    $ 109,435
                                                             =========    =========      =========    =========    ==========

Ratio of earnings to fixed charges.........................        3.8          4.2            2.5       5.1             5.5
                                                             =========    =========      =========    =========    ==========
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